Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
November 13, 2009	Evan Zeppos -414-276-6237 / 414-491-6610

CIB MARINE BANCSHARES, INC.

ANNOUNCES THIRD QUARTER RESULTS

PEWAUKEE, WI – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) today announced that its performance for the third quarter of 2009 continued to show operating losses.  Since that quarter, the bank holding company has received court approval for its pre-packaged plan of reorganization and the process is currently under way to reorganize the company and return it to profitability.

“Our third quarter results are not surprising for those who have been following our process toward reorganization, but now, with the plan confirmed by the court and in motion, we are working to return CIB Marine Bancshares to profitability in 2010,” said John P. Hickey, Jr., president and CEO.

CIB Marine Bancshares’ reorganization plan converts debt issued in conjunction with the company’s trust preferred securities offerings into equity in the form of its non-cumulative perpetual preferred stock.  The plan facilitates the restructuring and de-leveraging of CIB Marine, enhances its regulatory capital position, provides for full payment of allowed unsecured claims and allows CIB Marine to continue its businesses in the ordinary course.

In the third quarter of 2009, the company’s net loss was $13.9 million or $0.77 per share.  This compares to a net loss of $11.2 million, or $0.61 per share for the third quarter of 2008.  At September 30, 2009, total assets were $779.7 million compared to $906.0 million at December 31, 2008.  Company officials said this decline reflected lower loan balances and planned reductions in the investment portfolio.  Net interest margin declined to 1.59% in the third quarter of 2009 compared to 2.15% in the third quarter of 2008, as a result of the continuing impact of accrued interest expense related to the trust preferred securities, increased levels of non-performing loans and company efforts to strengthen its liquidity position.  The provision expense for the third quarter of 2009 was $10.1 million compared to the $10.1 million in the third quarter of 2008.

Capital ratios at the company’s subsidiary, CIBM Bank remained strong and are above the guidelines established by regulators to qualify as an adequately capitalized bank.  Hickey noted that liquidity remains strong and customer deposits remain safe, secure and insured.

CIB Marine Bancshares, Inc. is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana and Arizona.  Please visit www.cibmarine.com for more information.

“The last few years have been difficult, but we look forward to completing our efforts to build a stronger company and improve its financial performance in the coming year,” said Hickey.

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This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

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